Exhibit 5.3

April 5, 2023

Stratasys Ltd. 1 Holtzman Street Science Park, P.O. Box 2496 Rehovot 76124, Israel

Re:	Prospectus Supplement and Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as counsel to Stratasys Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form F-3 (File No. 333-253780) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) on March 2, 2021, including the prospectus contained therein, as supplemented by the prospectus supplement, dated April 5, 2023, filed by the Company with the SEC on the date hereof pursuant to Rule 424(b)(7) under the Securities Act (the “Prospectus Supplement”), covering the resale by the selling shareholder named therein of up to 317,505 ordinary shares of the Company, par value New Israeli Shekel 0.01 per share (“Ordinary Shares”) (the “Shares”) issued to it as consideration for the Company’s acquisition of the additive manufacturing materials business of Covestro Deutschland AG (DAX: 1COV), Covestro (Netherlands) B.V., and certain of their respective subsidiaries pursuant to the asset purchase agreement, dated August 5, 2022 (the “Asset Purchase Agreement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus Supplement, the Asset Purchase Agreement and such other agreements, certificates, resolutions, minutes and other statements of corporate officers and other representatives of the Company and others and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion.

In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents.  We have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors which have been provided to us are true and accurate and have been properly prepared in accordance with the Company’s memorandum and articles of association, as amended, and all applicable laws.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance in accordance with the terms set forth in the Asset Purchase Agreement, are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  We also consent to the appearance of our firm’s name under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Prospectus Supplement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Law Offices
Meitar Law Offices